Exhibit 99.1

November 4, 2020

TCG BDC Announces Formation of MMCF II
Joint Venture Partnership with Cliffwater
Transaction Enhances the Purchasing Power and Income Generation Capabilities of TCG BDC, Inc.
New York, November 4, 2020 - TCG BDC, Inc. (together with its consolidated subsidiaries, “we,” “us,” “our,” “TCG BDC” or the “Company”) (NASDAQ: CGBD) today announced it has formed a joint venture with an investment vehicle managed by Cliffwater LLC (“Cliffwater”) to create Middle Market Credit Fund II, LLC (“MMCF II”). The transaction positions TCG BDC to better capitalize on compelling senior-loan opportunities that have emerged amidst the recent market volatility.
MMCF II initially consists of a $250 million portfolio in investment principal comprised predominantly of senior secured loans contributed from TCG BDC. While the equity ownership will be approximately 84% for TCG BDC and 16% for Cliffwater, each of TCG BDC and Cliffwater will have equal voting rights on the Board including equal voting discretion over any potential future investment activities of MMCF II.
The creation of MMCF II provides TCG BDC with enhanced balance sheet flexibility, including increased capital to deploy into an attractive origination environment and additional capacity to repurchase shares of CGBD. The combination of newly originated investments alongside share repurchases are expected to increase the net investment income generation capabilities of TCG BDC on behalf of our shareholders. After giving effect to the formation of MMCF II, TCG BDC’s debt outstanding is expected to decrease by approximately $170 million.
“Partnering with Cliffwater LLC, one of the world’s leading global alternative investment advisors, will greatly enhance our value as a capital solutions provider and help us deliver incremental value to shareholders,” said TCG BDC Chief Executive Officer Linda Pace. “MMCF II will expand TCG BDC’s scalability and investment capabilities at a time when we are seeing increased opportunity to generate attractive risk adjusted returns on new investments. Driven by our similar investment philosophy, we believe TCG BDC is well positioned to earn attractive risk-adjusted returns for its shareholders.”
Blake Nesbitt, Managing Director at Cliffwater LLC, said, “This transaction is illustrative of our growing private credit business. We seek partnerships with leading direct lending managers across our co-investment, secondary and primary investment activities. We have great respect for the Carlyle organization, and we are pleased to be invested alongside the platform’s broad capabilities in the MMCF II joint venture.”
About TCG BDC, Inc.
TCG BDC is an externally managed specialty finance company focused on lending to middle-market companies. TCG BDC is managed by Carlyle Global Credit Investment Management L.L.C., an SEC-registered investment adviser and a wholly owned subsidiary of The Carlyle Group Inc. Since it commenced investment operations in May 2013 through September 30, 2020, TCG BDC has invested approximately $6.0 billion in aggregate principal amount of debt and equity investments prior to any subsequent exits or repayments. TCG BDC’s investment objective is to generate current income and capital appreciation primarily through debt investments in U.S. middle market companies. TCG BDC has elected to be regulated as a business development company under the Investment Company Act of 1940, as amended.
About Cliffwater LLC
Founded in 2004 with offices in Los Angeles and New York, Cliffwater LLC is an alternatives investment advisory and management firm with approximately $73 billion in assets under advisement1 serving primarily institutional investors, including retirement systems, endowments, foundations and financial institutions. Its global platform provides asset class and manager research across private equity, private debt, real estate, real assets, and hedge funds, with clients allocating capital to commingled funds, co-investments, and direct investments. Cliffwater’s pioneering research into private debt, particularly private direct lending, led to the development of the Cliffwater Direct Lending Index (CDLI), which is used to capture the investment characteristics and performance of private debt and serves as a benchmark for institutional allocations.
Cautionary Statement Regarding Forward-Looking Statements
This press release may contain forward-looking statements that involve substantial risks and uncertainties, including the impact of COVID-19 on the business. You can identify these statements by the use of forward-looking terminology such as “anticipates,” “believes,” “expects,” “intends,” “will,” “should,” “may,” “plans,” “continue,” “believes,” “seeks,” “estimates,” “would,” “could,” “targets,” “projects,” “outlook,” “potential,” “predicts” and variations of these words and similar expressions to identify forward-looking statements, although not all forward-looking statements include these words. You should read statements that contain these words carefully because they discuss our plans, strategies, prospects and expectations concerning our business, operating results, financial condition and other similar matters. We believe that it is important to communicate our future expectations to our investors. There may be events in the future, however, that we are not able to predict accurately or control. You should not place undue reliance on these forward-looking statements, which speak only as of the date on which we make it. Factors or events that could cause our actual results to differ, possibly materially from our expectations, include, but are not limited to, the risks, uncertainties and other factors we identify in the sections entitled “Risk Factors” and “Cautionary Statement Regarding Forward-Looking Statements” in filings we make with the Securities and Exchange Commission, and it is not possible for us to predict or identify all of them. We undertake no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

(1)	Private assets as of March 31, 2020; all other assets as of June 30, 2020. Includes discretionary and non-discretionary assets under advisement. Data is unaudited.

Contacts:

Investors:	Media:
Daniel Harris	Brittany Berliner
+1-212-813-4527 daniel.harris@carlyle.com	+1-212-813-4839 Brittany.berliner@carlyle.com